UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020

Sarepta Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-14895	93-0797222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street Suite 415 Cambridge, MA 02142
(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, Including Area Code: (617) 274-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 per share	SRPT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

Sarepta Therapeutics, Inc. (the “Company”) intends to disclose certain preliminary financial information for the year ended December 31, 2019 during the Company’s presentation later today at the 38th Annual J.P. Morgan Healthcare Conference (the “Conference”) and in discussions with third parties at the Conference. Specifically, the Company plans to disclose its cash position of $1.1 billion (unaudited) as of December 31, 2019 and that the Company generated approximately $100.1 million in revenue (unaudited) in the quarter ended December 31, 2019, and approximately $380.8 million in revenue (unaudited) in the year ended December 31, 2019 from sales of EXONDYS 51® (eteplirsen) Injection.

The information in this Item 2.02 is unaudited and preliminary, and does not present all information necessary for an understanding of the Company’s financial condition as of December 31, 2019 and its results of operations for the three months and year ended December 31, 2019. The audit of the Company’s financial statements for the year ended December 31, 2019 is ongoing and could result in changes to the information in this Item 2.02.

The information in this Item 2.02  is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 2.02 of this report.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2020, the Company’s Board of Directors (the “Board”) appointed John C. Martin, Ph.D. as a director of the Company, effective as of January 13, 2020, to serve as a member of Group II until the 2021 annual meeting of stockholders.

In accordance with the Company’s current Non-Employee Director Compensation Policy (the “Policy”), Dr. Martin will receive an initial grant targeting $712,500 in value, which will be divided equally into restricted stock units and stock options. The grant date will be the day after the first full trading day following the public release of the Company’s earnings for the year ending December 31, 2019 (the “Grant Date”). The restricted stock units and the stock options will vest in three equal annual installments beginning on the 1-year anniversary of the Grant Date, subject to Dr. Martin’s continued service on the Board.

In addition, consistent with the Policy, Dr. Martin will receive cash compensation of $50,000 per year for his service on the Board, payable on a quarterly basis at the beginning of the applicable quarter. Dr. Martin will also be eligible to receive annual grants of equity awards pursuant to, and in accordance with, the Policy as in effect from time to time.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 8, 2020, the Board amended Article III, Section 3.02 of the Amended and Restated Bylaws of the Company to increase the maximum number of directors that can serve on the Board from seven (7) to eight (8), effective January 8, 2020 (the “Amendment”).

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Amendment No. 1 to Amended and Restated Bylaws of Sarepta Therapeutics, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sarepta Therapeutics, Inc.

Date: January 13, 2020	By:	/s/ Douglas S. Ingram
Douglas S. Ingram
President and Chief Executive Officer

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